EXHIBIT 10.09

FIRST AMENDMENT

TO

INVESTMENT MANAGEMENT AGREEMENT

This First Amendment (“First Amendment”) to the Investment Management Agreement between Stateco Financial Services, Inc. (“Stateco”) and State Automobile Mutual Insurance Company (“State Auto Mutual” or “Company”) dated April 1, 1993 (the “Agreement”) is entered into by and between Stateco and State Auto Mutual. This First Amendment shall be effective and operative as set forth in Section 5 of this First Amendment.

Recitals

With this First Amendment, the parties hereto intend to amend the Agreement as necessary to comply with current requirements of the Ohio Insurance Department.

Statement of Agreement

In consideration of the mutual covenants set forth herein and INTENDING TO BE LEGALLY BOUND HEREBY, Stateco and State Auto Mutual agree to amend the Agreement as follows:

1.	Capitalized terms used in this First Amendment (including the Recitals) which are not otherwise defined herein shall have the meanings ascribed such terms in the Agreement.

2.	Paragraph 3.a. is hereby amended by adding the following two sentences to the end of the paragraph:

“All books, accounts and records related to shared expenses belong to State Auto Mutual. Notwithstanding termination of this Agreement, for the period required, all materials shall, at the request of the parties to the Agreement or a governmental agency having jurisdiction over the parties, be made available for inspection at any time during regular business hours.”

3.	Paragraph 3.e. is hereby amended by adding the following three sentences to the end of the paragraph:

“Within 25 days after the close of each calendar quarter in which this Agreement is in effect, State Auto Mutual shall forward to Stateco an accounting of all the amounts due hereunder. The balance due either party as indicated by said quarterly account shall be remitted by the other within 60 days after the close of the calendar quarter. The parties understand and agree that each shall have such access to the records of the other as is reasonably necessary to confirm the amounts due hereunder, provided that such access is achieved in compliance with all applicable privacy laws.”

4.	The following sentences are hereby added as new Paragraph 6. General Provisions:

“a. Assignment. This Agreement may not be assigned without the written consent of the other party hereto and without the prior approval of the Insurance Commissioners for the states where any of the parties hereto are domiciled.”

“b. Expense Allocation. Expenses shall be apportioned in accordance with SSAP No. 70, “Allocation of Expenses.”

“c. Maintenance of Records. The books, accounts, and records shall be so maintained as to clearly and accurately disclose the nature and details of the transactions including such accounting information as is necessary to support the expenses apportioned to the respective parties.”

5.

This First Amendment shall become effective on January 1, 2013. Notwithstanding the foregoing, this First Amendment shall only become operative if and when it has been approved, or deemed approved, by all Insurance Commissioners whose approval is necessary to implement the terms of this First Amendment. If not approved as described in this section, this First Amendment shall be deemed null and void and shall not become operative to amend the Agreement in any manner whatsoever.

6.

This document is an amendment to the Agreement. In the event of any inconsistencies between the provisions of the Agreement and this First Amendment, the provisions of this First Amendment shall control. Except as expressly amended hereby, the Agreement shall continue in full force and effect without change for the balance of the term thereof.

IN WITNESS WHEREOF, the parties hereto have entered into this First Amendment.

State Automobile Mutual Insurance Company

By:	/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr., President

Stateco Financial Services, Inc.

By:	/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr., President